Exhibit 99.1

First Niagara Targets May 18th for Completion of HSBC Branch Acquisition

- More than 200 Branch Locations to be Available to Customers Across Upstate New York -

—1,200 Employees to Join First Niagara Team—

BUFFALO, N.Y. – February 17, 2012 – First Niagara Bank, N.A. announced today that the company expects to complete its pending HSBC Bank, USA, N.A. branch acquisition on May 18, 2012, subject to customary closing conditions, including regulatory approval. Upon completion of the transaction, First Niagara will virtually double its New York State branch network to more than 200 locations and add more than 1,200 employees to its workforce.

When the HSBC acquisition is completed, First Niagara will have nearly 430 retail locations, $30 billion in total deposits, $38 billion in assets and more than 6,000 employees serving consumers, businesses and communities across New York State, Pennsylvania, Connecticut and Massachusetts.

“At First Niagara, we pride ourselves on the strong, personal relationships that we develop with our customers. Those relationships are based on clear and regular communication,” said Mark Rendulic, First Niagara Executive Vice President, Retail Banking. “Given the multi-faceted nature of this transaction, we haven’t been able to give our customers the level of information that we would typically provide. But, we are pleased to now begin to regularly do that with the appropriate and necessary clarity as to what this transaction means to them in the weeks and months ahead.”

What Can Customers Expect?

Beginning next week and continuing through May 18th, customers will receive regular written updates regarding how their accounts will transition to First Niagara. In mid-April, customers will receive a customized package of information with specific details about their new accounts. No changes will take place to any customer accounts prior to May 18th. First Niagara continues to collaborate with HSBC to ensure all of its new customers and employees benefit from a smooth and successful transition.

“Most importantly, while the name on the branches will change to First Niagara, customers can expect to see the same friendly faces and will receive the same outstanding service,” said Rendulic. “We are thrilled to have so many talented HSBC employees joining our team. They have a proven track record of delivering for their customers and they well understand the needs of the communities and customers they serve.”

Enhanced Branch Network

“Our expanded branch network will provide our new HSBC customers, as well as current First Niagara customers, with more convenient access to their bank than ever,” according to Rendulic. “In each of our markets across Upstate New York, you’ll never be more than a short drive to a First Niagara branch. With more than 200 locations across the State, our distribution network will be consistent with our market leadership position.”

Due to the close proximity of a number of the branches being acquired, the company has identified 35 locations that will be consolidated with a nearby facility, most within one mile from each other. In order to ensure a smooth customer experience, all consolidations will take place over several months. Existing First Niagara locations to be consolidated will be closed simultaneous with the May 18th completion of the transaction. Most HSBC locations that will ultimately be closed will continue to operate for a month, or in some cases longer, beyond the completion of the transaction to better ensure a smooth transition for customers. No action is required on the part of HSBC or First Niagara customers, all of whom will receive notification in advance of any transition.

First Niagara customers with any questions about the transition of their accounts are encouraged to stop by any First Niagara branch and ask to speak to a manager during business hours, or call the bank’s Customer Contact Center at 1-800-421-0004 from 7 a.m. to 8 p.m. weekdays or 8 a.m. to 4 p.m. weekends.

HSBC customers with any questions about the transition of their accounts are encouraged to stop by their HSBC branch and ask to speak to a manager during business hours, or call HSBC Customer Service at 1-800-975-4722.

Please visit www.firstniagara.com for a map of the expanded First Niagara branch network upon completion of the HSBC branch acquisition.

Looking Ahead

“Be assured that we are fully committed to ensuring the transition to First Niagara will be smooth and seamless and that our relationship bankers will be even better positioned to meet our customers’ financial needs,” said Rendulic. “Our team is ready to go. We’re excited to make great things happen for our customers and our communities.”

Branches to be consolidated

To find other First Niagara locations within the vicinity of the impacted branch, click on the links below.

IMPACTED BRANCH	STREET ADDRESS	CITY	RECEIVING BRANCH	STREET ADDRESS	CITY	MILES APART
HSBC	30 S Pearl St	Albany	FNFG	120 State St	Albany	0.1
HSBC	335 Main St	Catskill	FNFG	341 Main St	Catskill	0.01
HSBC	100 Mohawk St	Cohoes	FNFG	72 Mohawk St	Cohoes	0.06
HSBC	492 Troy-Schenectady Rd	Latham	FNFG	767 New Loudon Rd	Latham	0.19
HSBC	600 Second Ave	Troy	FNFG	820 Second Ave	Troy	0.59
HSBC	3025 Route 50, Wilton Sq.	Saratoga Springs	FNFG	3057 Route 50	Wilton	0.36
First Niagara	103 Wolf Rd	Albany	HSBC	95 Wolf Rd	Albany	0.04
First Niagara	843 Route 146	Clifton Park	HSBC	20 Park Ave	Clifton Park	0.22
First Niagara	3083 Carman Rd	Rotterdam	HSBC	1963 Altamont Ave	Schenectady	1.46
First Niagara	32 Second St	Troy	HSBC	33 3rd St	Troy	0.09
First Niagara	716 Hoosick Rd	Brunswick	HSBC	782 Hoosick Rd	Troy	0.52
HSBC	63 Genesee St	Auburn	FNFG	115 Genesee St	Auburn	0.11
HSBC	5785 E Circle Dr	Cicero	FNFG	7950 Brewerton Rd	Cicero	0.54
HSBC	36 Main St	Cortland	FNFG	One North Main St	Cortland	0.07
HSBC	1708 Black River Blvd N	Rome	FNFG	1725 Black River Blvd	Rome	0.12
HSBC	500 N Salina St	Syracuse	FNFG	126 North Salina St	Syracuse	0.44
HSBC	4401 W Genesee St	Syracuse	FNFG	3413 West Genesee St	Syracuse	0.90
HSBC	135 Delaware Ave	Buffalo	FNFG	47 Court St	Buffalo	0.15
HSBC	2911 Walden Ave	Depew	FNFG	2070 George Urban Blvd	Depew	0.71
HSBC	4 Main St	Tonawanda	FNFG	100 River Rd	North Tonawanda	0.29
First Niagara	35 Crosspoint Pkwy	Amherst	HSBC	665 North French Rd.	Amherst	2.51
First Niagara	50 Fountain Plaza	Buffalo	HSBC	14 Lafayette Square	Buffalo	0.22
First Niagara	1776 Sheridan Dr	Buffalo	HSBC	1690 Sheridan Dr	Kenmore	0.16
First Niagara	2435 Grand Island Blvd	Grand Island	HSBC	2300 Grand Island Blvd	Grand Island	0.26
First Niagara	4950 Main St	Snyder	HSBC	4467 Main St	Amherst	0.69

HSBC	3740 West Henrietta Rd	Henrietta	FNFG	1000 Hylan Dr	Henrietta	0.64
HSBC	762 Joseph Ave	Rochester	HSBC	70 Lyell Ave	Rochester	1.32
HSBC	1940 Monroe Ave	Rochester	FNFG	1655 Monroe Ave	Rochester	0.38
HSBC	2362 Lyell Ave	Rochester	FNFG	12 Spencerport Rd	Rochester	0.06
First Niagara	4180 West Ridge Rd	Greece	HSBC	2791 Ridge Rd West	Rochester	1.91
First Niagara	2079 Fairport-Nine Mile Point Rd	Penfield	HSBC	2155 Penfield Rd	Penfield	0.21
First Niagara	3140 Monroe Ave	Rochester	HSBC	3225 Monroe Ave	Rochester	0.13
First Niagara	1000 Ridge Rd East	Rochester	HSBC	2255 Ridge Rd East	Rochester	1.70
First Niagara	8 Exchange Blvd	Rochester	HSBC	19 Main Street W.	Rochester	0.04
First Niagara	350 Bridgeport Ave	Shelton, CT	HSBC	702 Bridgeport Ave	Shelton, CT	1.67

First Niagara Contacts:

Investors:	Ram Shankar

Senior Vice President, Investor Relations

(716) 270-8623

Ram.shankar@fnfg.com

Media:	David Lanzillo

Senior Vice President, Corporate Communications

(716) 819-5780

David.lanzillo@fnfg.com